UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 5, 2012

(Date of earliest event reported)

Forbes Energy Services Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Texas	001-35281	98-0581100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3000 South Business Highway 281 Alice, Texas		78332
(Address of Principal Executive Offices)		(Zip Code)

(361) 664-0549

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2012, based on the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors of Forbes Energy Services, Ltd., or the Company, appointed Ted A. Izatt to serve on its Audit Committee and Nominating and Corporate Governance Committee.

Further, on September 5, 2012, based on the recommendation of its Compensation Committee, the Board of Directors modified the Company’s Director Compensation Policy to provide that (i) the annual equity award provided under such policy consist of restricted stock units vesting in equal monthly increments over the course of a year, (ii) such awards be made following the Company’s Annual Meeting of Shareholders and (iii) the number of shares subject to such awards would be calculated by dividing $75,000 by the average of the closing price of the Company’s common stock on NASDAQ for the 20 trading days immediately preceding the date of the Company’s Annual Meeting of Shareholders. No changes were made to the value of the annual equity awards, which remains at $75,000. No changes were made with respect to director cash compensation.

In connection with this modified Director Compensation Policy, on September 5, 2012, each director, including Mr. Izatt, was granted 16,135 restricted stock units for 2012, which will vest in equal monthly increments over the course of a year. This award was calculated based on the 20 trading days immediately preceding July 9, 2012, the date of the Company’s most recent Annual Meeting of Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Forbes Energy Services Ltd.

Date: September 11, 2012	By:	/s/ L. Melvin Cooper

L. Melvin Cooper
Senior Vice President and Chief Financial Officer